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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Flavin                       Michael                          T.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      12305 South New Avenue
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                                   (Street)

      Lemont                       Illinois                          60439
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              10/25/00
                                                                  --------------

3. IRS or Social Security Identification Number of Reporting Person if an Entity (Voluntary)
                       --------------

4.  Issuer Name and Ticker or Trading Symbol MediChem Life Sciences, Inc. (MCLS)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    _X_ Director    _X_ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)

      Chairman, President and CEO
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

   __X__ Form filed by One Reporting Person
   _____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

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Common Stock           7,462,228              I                 By trust(1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              -----------------  ---------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 (right to buy)           01/01/01(2)  01/01/08      Common Stock      31,210         $0.47               D
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Employee Stock Option
 (right to buy)           01/01/01(2)  01/01/08      Common Stock      10,111         $0.47               I            Spouse (3)
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

Explanation of Responses:

(1) Such shares are held by the Michael T. Flavin Revocable Trust, for which Dr. Flavin is the trustee and beneficiary.

(2) The options vest and become exercisable in 33% increments on 01/01/01, 01/01/02 and 01/01/03.

(3) Such options are held by Karen A. Flavin, Dr. Flavin's spouse. Dr. Flavin disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.



                               /s/ Michael T. Flavin           October 19, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.